EXHIBIT 99.1

UFP Technologies, Inc. Announces Stock Repurchase Program

GEORGETOWN, Mass., June 16, 2015.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today announced that its Board of Directors has authorized a stock repurchase program of up to $10 million of the Company’s common stock.

“Our $28 million cash balance, strong cash flow, attractive stock price, and exciting future growth opportunities all factored into our decision to authorize the repurchase of UFP’s stock,” said R. Jeffrey Bailly, Chairman & CEO.  “We believe our remaining cash and substantial borrowing capacity will provide sufficient resources for us to execute both our internal and external growth strategies.”

Under the program, UFP’s management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934.  Depending on market conditions and other factors, the repurchases may be commenced or suspended at any time or from time to time, without prior notice.  The stock repurchase program will end upon the earlier of the date on which the plan is terminated by the Board or when all authorized repurchases are completed.  The stock repurchase program may be suspended, modified or discontinued at any time, and the Company has no obligation to repurchase any amount of its common stock under the program.

UFP Technologies is an innovative designer and custom converter of foams, plastics, composites and natural fiber products, principally serving the medical, automotive, consumer, electronics, industrial and aerospace and defense markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This press release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions, including without limitation statements regarding the Company’s intention to repurchase shares of its common stock under the stock repurchase program, the methods by which it may do so, the Company’s growth opportunities, the Company’s expected sources of future liquidity and the Company’s internal and external growth strategies.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company’s common stock, the nature of other investment opportunities presented to the Company, cash flows, compliance with the Company’s financial and other covenants associated with its debt, and other factors identified in the Company’s filings with the Securities and Exchange Commission (“SEC”). Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.